FOR IMMEDIATE RELEASE

NATIONSTAR REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•	GAAP EPS of $(0.53); includes negative $110mm, or $(0.77) per share, mark-to-market adjustments

▪	Strong adjusted cash flow of $114mm during the quarter, up 37% QoQ

▪	Servicing: Acquired $24B of servicing; $52B of additional signed commitments

▪	Solutionstar: Continued transformation into comprehensive, digital-based, residential real estate exchange

▪	Originations: Capitalized on favorable interest rate environment; volume up 17% QoQ; pretax income up 28% QoQ

Dallas, TX (May 5, 2015) - Today Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, reported financial results for its first quarter ended March 31, 2015.

“In the first quarter we capitalized on opportunities within the servicing transfer market, took advantage of the favorable originations conditions and continued the evolution of Solutionstar into a comprehensive real estate technology company that we expect to revolutionize the way real estate transacts,” said Jay Bray, Chief Executive Officer. “We have a significant runway of growth prospects across all three segments and continue to evaluate additional ways to increase shareholder value.”

Nationstar reported a quarterly net loss of $48 million, or $(0.53) per share, for the first quarter, compared to net income of $19 million, or $0.21 per share, in the fourth quarter 2014. GAAP EPS decreased sequentially principally due to a $110 million, or $0.77 per share, non-cash decrease in fair value mark-to-market adjustments in the servicing segment and a $17 million non-cash, or $0.12 per share, quarterly increase in amortization partially offset by an increase in earnings from the originations business.

Nationstar generated $114 million of adjusted cash flow during the quarter, a $31 million increase over the prior quarter. Nationstar believes that adjusted cash flow provides a better view of the underlying performance of the businesses, including the Company's ability to make strategic investments.

First Quarter Business Highlights
(amounts in millions, unless otherwise noted)
Servicing Segment

	Q1'15	Q4'14	% Change
Total revenues	$109	$215	(49)%
Pretax income (ex. mark-to-market)	$4	$35	(89)%
Pretax income margin (ex. mark-to-market)	4%	16%	(75)%
Adjusted operating income (1)	99	135	(27)%
Adjusted operating income profitability (bps) (1)	10.3	14.2	(27)%
Ending UPB ($B)	$390	$381	2%
Average UPB ($B)	$386	$379	2%
60+ day delinquency rate	8.8%	9.9%	(11)%
Annualized CPR rate	13.8%	13.3%	4%
Workouts	16,532	15,832	4%
(1) Adjusted operating income excludes mark-to-market adjustments and payments made in connection with excess spread and the sale of servicing advances financing structures.

Servicing adjusted operating income, and related margin, decreased sequentially principally due to higher prepayments as a result of the decline in interest rates and lower benefits in the current quarter within other interest (income) expense. Prepayments were approximately $17 million higher in the quarter as a function of higher voluntary prepayment speeds in our interest rate sensitive MSRs consistent with the decline in interest rates over the quarter. Much of the interest rate decline has reversed since quarter end, which could have a favorable impact on voluntary prepayment speeds in future quarters. Other (income) expense, net declined in the quarter due to $19 million of benefits realized in the fourth quarter related to a reverse HECM securitization, exercising master trust clean-up calls and higher discount accretion on the collection of advances. The Company expects to benefit from trust clean-up calls in future periods.

Nationstar’s servicing portfolio, as measured by UPB, ended the first quarter at $390 billion, an increase of 2% from year-end as the Company successfully closed on $24 billion of servicing acquisitions during the quarter. The MSR transfer market witnessed increased activity in the first quarter and Nationstar expects financial institutions to continue to evaluate the disposition of non-core servicing portfolios. Nationstar currently has $31 billion of servicing acquisition commitments that are scheduled to board by second quarter 2015 and an additional $21 billion of commitments expected to board, after receipt of pending agency approvals.

The portfolios acquired, and the majority of portfolios under contract, are agency portfolios with low levels of delinquency, attractive returns and complement Nationstar’s strategy of retaining Customers for Life. These higher performing portfolios contain customers that have a lower propensity to default providing an opportunity for Nationstar to offer a variety of corresponding mortgage and real estate service products and solutions.

Nationstar’s 60-plus day delinquency rate decreased to 8.8% in the quarter as a result of completing more than 16,500 workouts and the recently boarded MSRs. The servicing portfolio CPR increased to 13.8%, reflective of the lower rate environment and increased origination activity that resulted in higher prepayments during the quarter. The further reduction in delinquency rates and the expectation of a future decline in prepay speeds will ultimately benefit servicing cash flows through the extension of the duration of servicing assets, the collection of revenue and cash servicing fees on a greater percentage of the portfolio and a lower operating structure of servicing a portfolio with a lower delinquency mix.

Solutionstar Segment

	Q1'15	Q4'14	% Change
Revenue - Real Estate Exchange	$49	$42	17%
Revenue - Real Estate Services	63	46	37%
Pretax income	32	34	(6)%
Pretax income margin	29%	39%	(26)%
Depreciation and amortization	3	1	200%
Property sales	5,483	5,514	(1)%
REO ending inventory	9,114	9,062	1%
3rd party business %	31%	17%	82%

Solutionstar’s revenues increased during the quarter primarily driven by the Title365 acquisition. Solutionstar’s pretax income was slightly down from the prior quarter, despite $2 million of additional amortization expense related to recent acquisitions and significant incremental investments for the quarter of over $6 million in technology and corporate infrastructure in Seattle and Chennai, India and additional stock-based compensation. Solutionstar generated $38 million in cash flow, a 12% improvement quarter over quarter. Solutionstar's pretax margin in the first quarter decreased to 29%, primarily due to a higher mix of business coming from the real estate services business. Solutionstar's third party revenue percentage increased to 31% reflective of the increased revenues from Title365 and other third party clients.

During the quarter, Solutionstar sold 5,483 properties despite a soft February that was impacted by unfavorable weather conditions. Since February, property sales have increased, with 2,043 sales in March and over 2,100 sales in April and Nationstar expects property sales to remain strong as we enter the peak spring and summer selling seasons. The REO pipeline remains strong and Solutionstar ended the quarter with 9,114 properties in inventory and 48 third party clients currently testing the HomeSearchSM exchange.

Xome - Revolutionizing the way real estate transacts. Since 2013, the Company has embarked on an audacious goal to transform the residential real estate marketplace. Xome represents the next step in the process. Over the coming weeks, we will be re-launching Solutionstar as Xome, including the Xome.comSM portal, which is currently in beta. Xome.comSM is a next generation residential real estate digital experience on the web and mobile devices comprised of a dynamic search platform, best-in-class data including access to over 85% of all active MLS listings in the United States, and transactional marketplace. The Xome portal assists customers through each step of the process from finding an agent, searching for a property, obtaining a mortgage, to closing the transaction. Unlike traditional real estate transactions that are notoriously complicated, Xome customers will be effortlessly guided through the process, all while a dedicated customer service specialist is available to answer any questions.

We are also working to add an industry-leading automated home valuation model to the Xome.comSM platform. The cutting-edge technology will leverage Real Estate Digital’s extensive data and will create a robust home price predictive model, enhancing the reliability of Xome.comSM as a premier real estate search and transaction platform.

Originations Segment

	Q1'15	Q4’14	% Change
Revenue	$158	$145	9%
Pretax income	$59	$46	28%
Pretax income margin	37%	32%	16%
Funded volume - consumer direct ($B)	$3.0	$2.5	20%
Funded volume - total ($B)	$4.2	$3.6	17%
Recapture percentage (% of UPB)	24%	27%	(11)%
Purchase origination percentage of funded volume	24%	28%	(14)%

Originations revenue increased sequentially due to a favorable interest rate environment that led to an increase in interest rate locks and secondary market spreads. Originations expenses increased slightly during the quarter as a result of a 17% increase in funded loan volume. The originations segment generated a 37% margin during the quarter. Nationstar’s recapture rate decreased to 24% in the quarter; however, this was sufficient enough to mitigate over 90% of the GAAP impact of voluntary prepayments experienced by the servicing segment and generate $22 million in cash.

Nationstar funded $4.2 billion of volume during the quarter with 71% of the volume from the consumer direct channel. Originated loans from the consumer direct channel were cash flow positive during the quarter, excluding the value of servicing, proving it to be the most cost effective way to acquire servicing assets.

During the quarter, 7,300 mortgages were refinanced through the Home Affordable Refinance Program (“HARP”), which allows Nationstar to refinance borrowers with a high loan-to-value ratio or a homeowner with negative equity in their house. HARP volume during the quarter represented 28% of overall volume, and has continued to decrease over the past five quarters. Despite the decrease in HARP origination volume, margins and volume continue to remain strong reflecting Nationstar’s significant opportunity outside of HARP.

In our mission to create ‘Customers for Life’, we continue to make significant progress in improving our customer experience by expanding digital options for how our customers communicate and interact with Nationstar. Our goal is to provide customized communications and tailored mortgage products with a unique value proposition. This is evidenced by our expanded relationship with leading social media networks and our utilization of mobile as an engagement channel.

Capital and Liquidity
During the quarter, Nationstar completed a $500 million dollar equity offering which provides cash to fund current and prospective MSR acquisitions. At the end of the quarter, Nationstar had over $900 million of liquidity, which we believe puts Nationstar in a preferred position relative to peers in evaluating additional acquisition opportunities.

Commitment to Homeowners
Nationstar is committed to providing customers a best-in-class experience that results in significant tangible benefits to customers, shareholders, investors and the GSEs. Recent progress includes the launch of the customer feedback portal that allows customers to easily provide feedback, have direct interaction with support staff, track complaint statistics, including progress towards stated goals, and provide transparency for all constituents. We believe this will translate into lower complaint volumes and ultimately lower operating expenses.

Nationstar launched its 'Customer for Life' and Customer SelectTM campaigns to improve the customer experience during the first quarter. These initiatives represent the next evolution for engaging with customers, including providing useful data and insights, more personalized service and a strong value proposition. The Customer SelectTM program combines real estate and home loan services thereby reducing the cost of buying, selling, or refinancing a house by potentially thousands of dollars. These initiatives will strengthen the relationship with the next generation of homeowners by reducing transaction costs, providing timely data and insights, and automating time consuming manual processes.

Nationstar continues to provide mortgage solutions to our more than 2.4 million homeowners. In the first quarter, we helped over 16,500 customers avoid foreclosure, including approximately 10,200 loan modifications which lower customer's payments. This also included providing collateral workouts and other repayment plans to approximately 6,300 homeowners.

In addition, we helped 19,500 homeowners secure mortgages. The total includes 7,300 homeowners whose mortgages were refinanced through HARP, which allows us to refinance a borrower with a very high loan-to-value ratio or a homeowner with negative equity in their house.

Conference Call Webcast and Investor Presentation
Jay Bray, Chief Executive Officer, and Robert Stiles, Chief Financial Officer, will host a conference call on May 5, 2015 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 33625617 to access the conference call.
A simultaneous audio webcast of the conference call will be available to the public on the Investors section of http://www.nationstarmtg.com. Please click on the May 5, 2015 Conference Call link to access the call. A telephonic replay will be also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 33625617 to access the replay. The replay will be accessible through May 19, 2015.

Non-GAAP Financial Measures
This disclaimer applies to every usage of “Adjusted Operating Income” and “Adjusted Cash Flow” in this release. Adjusted Operating Income is a metric that is used by management to provide a better depiction of the results of servicing operations by excluding changes in fair value of the MSR and payments made to partners in connection with excess spread co-investment and the sale of servicing advances. Adjusted Cash Flow is a metric that is used by management to provide an estimate of cash flow generated by the operating segments. Adjusted Cash Flow begins with pretax income and makes adjustments for cash and non-cash items including changes in the fair value of MSRs, value of capitalized servicing rights retained, depreciation and amortization, stock based compensation and cash taxes.

About Nationstar
Based in Dallas, Texas, Nationstar earns fees through the delivery of quality servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the investors tab at www.nationstarmtg.com.

Forward Looking Statements
Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding: our servicing segment’s profitability and amount of acquisitions, impact of new technology in our Solutionstar segment and impacts of our 'Customer for Life' and Customer SelectTM initiatives. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-statements. Certain of these risks and uncertainties are described in the "Business" and “Risk Factors” sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statements or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Contact:
Jamieson R. Merrill
(972) 459-4904

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars and shares in thousands, except per share data)

	For the Three Months Ended
	March 31, 2015	December 31, 2014
Revenues:
Service related	$215,123	$295,825
Net gain on mortgage loans held for sale	166,994	153,539
Total revenues	382,117	449,364

Total expenses	383,843	362,623

Other income (expense):
Interest income	43,774	49,394
Interest expense	(115,648)	(103,692)
Gain (loss) on interest rate swaps and caps	(767)	(404)
Total other income (expense)	(72,641)	(54,702)

Income (loss) before taxes	(74,367)	32,039
Income tax expense / (benefit)	(27,525)	12,618
Net income (loss)	(46,842)	19,421

Less: Net gain (loss) attributable to noncontrolling interests	1,473	419
Net income (loss) attributable to Nationstar	(48,315)	19,002

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.54)	$0.22
Diluted earnings (loss) per share	$(0.53)	$0.21
Weighted average shares:
Basic	89,911	89,596
Dilutive effect of stock awards	669	789
Diluted	90,580	90,385

Dividends declared per share	—	—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$815,776	$299,002
Restricted cash	358,542	285,530
Mortgage servicing rights	3,032,982	2,961,321
Advances	2,470,315	2,546,362
Reverse mortgage interests	2,633,862	2,453,069
Mortgage loans held for sale	1,995,998	1,277,931
Mortgage loans held for investment	185,577	191,569
Property and equipment	131,869	129,611
Derivative financial instruments	103,367	91,051
Other assets	914,080	877,229
Total assets	$12,642,368	$11,112,675

Liabilities and equity
Unsecured senior notes	$2,158,812	$2,159,231
Advance facilities	1,883,312	1,901,783
Warehouse facilities	2,477,472	1,572,622
Payables and accrued liabilities	1,402,611	1,322,078
MSR related liabilities - nonrecourse	1,092,634	1,080,465
Mortgage servicing liabilities	58,599	65,382
Derivative financial instruments	23,048	18,525
Other nonrecourse debt	1,870,269	1,768,311
Total liabilities	10,966,757	9,888,397

Total equity	1,675,611	1,224,278
Total liabilities and Shareholders' equity	$12,642,368	$11,112,675

ADJUSTED CASH FLOW RECONCILIATION
(dollars in thousands)

	For the quarter ended March 31, 2015
	Servicing	Solutionstar	Originations	Corp / Other	Total
GAAP pretax income	$(106)	$32	$59	$(59)	$(74)
MTM adjustments	110	—	—	—	110
Amortization	63	—	—	—	63
Principal Payments on Co-investments	40	—	—	—	40
Servicing value retained	—	—	(44)	—	(44)

Other (1)	3	6	2	8	19

Adjusted Cash Flow	$110	$38	$18	$(52)	$114

(1) Other includes share based compensation, depreciation and amortization and cash taxes.

	For the quarter ended December 31, 2014
	Servicing	Solutionstar	Originations	Corp / Other	Total

GAAP pretax income	$14	$34	$46	$(62)	$32
MTM adjustments	21	—	—	—	21
Amortization	46	—	—	—	46
Principal Payments on Co-investments	39	—	—	—	39
Servicing value retained	—	—	(52)	—	(52)

Other (1)	5	—	3	(11)	(2)

Adjusted Cash Flow	$125	$34	$(3)	$(74)	$83	(2)

(1) Other includes share based compensation, depreciation and amortization and cash taxes.
(2) Adjusted cash flow in Q4 press release of $118 million should have been $83 million to reflect cash taxes paid in Q4.

SERVICING ADJUSTED OPERATING INCOME STATEMENT
(dollars in millions)

	For the quarter ended March 31, 2015		For the quarter ended December 31, 2014
	$	bps	$	bps
Operating Revenue(1)	357.5	37.1	362.4	38.2
Labor costs	58.4	6.1	65.8	6.9
Direct corporate allocation(2)	39.2	4.1	38.5	4.1
Other direct expenses	83.4	8.7	81.6	8.6
Total Expenses	181.0	18.8	185.9	19.6
Other (income) / expense(3)	14.7	1.5	(4.6)	(0.4)
Adj. operating income b/f amortization	161.8	16.8	181.1	19.1
Total amortization	62.9	6.5	46.3	4.9
Adjusted operating income	98.9	10.3	134.9	14.2
MSR financing liability payments	34.3	3.6	41.1	4.3
Excess spread payments - principal	40.3	4.2	38.7	4.1
Excess spread payments - interest/other	20.4	2.1	20.3	2.1
Total financing structure payments	95.0	9.9	100.1	10.7
Pretax Income ex MTM	3.9	0.4	34.8	3.7
Financing MTM	4.4	0.5	(5.0)	(0.5)
MSR MTM	(109.7)	(11.4)	(26.9)	(2.8)
Excess Spread MTM	(4.4)	(0.5)	11.2	1.2
Total MTM adjustments	(109.7)	(11.4)	(20.7)	(2.2)
GAAP Pretax Income	(105.8)	(11.0)	14.1	1.5
Average UPB ($B)	385.6		379.4

(1) Operating revenue excludes payments made in connection with excess spread co-investment and sale of advances, amortization and MTM adjustments. See page 11 for reconciliation.
(2) Direct corporate allocation includes: legal / compliance, accounting and finance involved directly with the segment.
(3) Other (income) / expense excludes portion of excess spread remittance treated as financing. See page 11 for reconciliation.

GAAP REVENUE RECONCILIATION
(dollars in millions)

	For the quarter ended March 31, 2015	For the quarter ended December 31, 2014
Operating Revenue	$358	$362
Less: MSR Financing Liability	(34)	(40)
Less: Excess Spread - principal	(40)	(39)
Less: Amortization	(63)	(46)
Mark-to-market adjustments	(110)	(21)
Other	(1)	(1)
GAAP Revenue	$109	215

GAAP OTHER INCOME / (EXPENSE) RECONCILIATION
(dollars in millions)

	For the quarter ended March 31, 2015	For the quarter ended December 31, 2014
Other Income / (Expense)	($15)	$5
Plus: Excess spread - interest	(19)	(19)
GAAP Other Income / (Expense)	($34)	($14)

SEGMENT INCOME STATEMENT
(dollars in thousands)

	For the quarter ended March 31, 2015
	Servicing	Originations	Solutionstar	Corporate and Other	Elim.	Total

REVENUES:
Service related	$95,324	$7,065	$112,459	$497	$(222)	$215,123
Net gain on mortgage loans held for sale	14,013	151,281	—	1,700	—	166,994
Total revenues	109,337	158,346	112,459	2,197	(222)	382,117

Total expenses	180,989	100,249	80,796	21,809	—	383,843
Other income (expense):
Interest income	24,639	15,267	—	3,646	222	43,774
Interest expense	(57,974)	(14,386)	(35)	(43,253)	—	(115,648)
Gain (loss) on interest rate swaps and caps	(801)	—	—	34	—	(767)
Total other income (expense)	(34,136)	881	(35)	(39,573)	222	(72,641)

Pretax income (loss)	$(105,788)	$58,978	$31,628	$(59,185)	$—	$(74,367)

Taxes						(27,525)
Net Income						(46,842)
Earnings per Share						$(0.53)
Mark-to-market						(109,689)
Pretax income (ex. mark-to-market)						35,322

SEGMENT INCOME STATEMENT
(dollars in thousands)

	For the quarter ended December 31, 2014
	Servicing	Originations	Solutionstar	Corporate and Other	Elim.	Total

REVENUES:
Service related	$200,249	$5,566	$87,915	$2,438	$(343)	$295,825
Net gain on mortgage loans held for sale	14,372	139,517	—	(350)	—	153,539
Total revenues	214,621	145,083	87,915	2,088	(343)	449,364

Total expenses	185,880	98,994	54,141	23,608	—	362,623
Other income (expense):
Interest income	32,522	14,280	—	2,249	343	49,394
Interest expense	(46,635)	(13,904)	136	(43,289)	—	(103,692)
Gain (loss) on interest rate swaps and caps	(484)	—	—	80	—	(404)
Total other income (expense)	(14,597)	376	136	(40,960)	343	(54,702)

Pretax income (loss)	$14,144	$46,465	$33,910	$(62,480)	$—	$32,039

Taxes						12,618
Net Income						$19,421
Earnings per share						$0.21
Mark-to-market						20,721
Pretax income (ex. mark-to-market)						$52,760